As filed with the Securities and Exchange Commission on January 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AGEX THERAPEUTICS, INC.

(Exact name of Registrant as specified in charter)

Delaware	82-1436829
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1101 Marina Village Parkway, Suite 201, Alameda, California	94502
(Address of principal executive offices)	(Zip Code)

2017 Equity Incentive Plan

(Full title of the plan)

ANDREA E. PARK

Chief Financial Officer

AgeX Therapeutics, Inc.

1101 Marina Village Parkway, Suite 201

Alameda, California 94501

(Name and address of agent for service)

(510) 671-8370

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

RICHARD S. SOROKO, ESQ.

Thompson Welch Soroko & Gilbert LLP

3950 Civic Center Drive, Suite 300

San Rafael, California 94903

Tel. (415) 448-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(1)
Common Stock, par value $0.0001 per share	500,000	(2)	$0.555	(3)	$277,500	(3)	$25.72
Total Registration Fee							$25.72

(1)	Determined pursuant to Rule 457(c) and (h) under the Securities Act..

(2)	Includes shares issuable directly or upon the exercise of stock options or in settlement of restricted stock units. Pursuant to Rule 416, this Registration Statement also includes an indeterminate number of shares of common stock that may be subject to issuance as a result of anti-dilution and other provisions of the Plan.

(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and the low prices per share of the Registrant’s common shares as reported on the NYSE American LLC as of a date (December 28, 2021) within five business days prior to the filing of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement on Form S-8 under the Securities Act of 1933, as amended, is being filed by AgeX Therapeutics, Inc. (“AgeX”) pursuant to General Instruction E to Form S-8 to register an additional 500,000 shares of AgeX common stock, par value $0.0001 per share (“Shares”), including shares issuable directly or upon the exercise of stock options or in settlement of restricted stock units under an amendment to the AgeX 2017 Equity Incentive Plan.

The content of Registration Statement on Form S-8, File No. 333-229432, filed with the Securities and Exchange Commission (“SEC”) on January 30, 2019, is incorporated by reference.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference:

●	The Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2020 filed with the SEC on March 31, 2021;

●	Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021, as filed with the SEC on May 17, 2021, August 13, 2021, and November 11, 2021, respectively;

●	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 5, 2021, January 7, 2021, January 29, 2021, February 11, 2021, March 2, 2021, March 8, 2021, March 19, 2021, May 25, 2021, July 20, 2021, July 23, 2021, September 3, 2021, October 26, 2021, November 9, 2021, November 23, 2021, December 9, 2021, and December 30, 2021; provided, however, that any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, or otherwise furnished rather than filed with the SEC, shall not be incorporated by reference herein; and

●	The description of the Registrant’s common stock contained in the Information Statement filed as Exhibit 99.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form 10 filed with the SEC on November 26, 2018, as updated by Exhibit 4.4 to the Registration’s Annual Report on Form 10-K filed with the SEC on March 30, 2020, and including any amendment or report (or exhibit to any such amendment or report) filed for the purpose of updating that description.

In addition, all documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date this offering is terminated or completed and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of such documents; provided, however, that any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, or otherwise furnished rather than filed with the SEC, shall not be incorporated by reference herein.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 8. Exhibits.

Exhibit
Numbers	Description

5.1	Opinion of Counsel*

23.1	Consent of WithumSmith+Brown, PC*

23.2	Consent of Counsel (Included in Exhibit 5.1)

99.1	Amendment to 2018 Equity Incentive Plan*

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on January 4, 2022.

AGEX THERAPEUTICS, INC.

By:	/s/ Michael D. West
Michael D. West
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. West	Chief Executive Officer and Director	January 4, 2022
MICHAEL D. WEST	(Principal Executive Officer)

/s/Andrea E. Park	Chief Financial Officer	January 4, 2022
ANDREA E. PARK	(Principal Financial and Accounting Officer)

/s/ Gregory H. Bailey	Director	January 4, 2022
GREGORY H. BAILEY

/s/ Joanne M. Hackett	Director	January 4, 2022
JOANNE M. HACKETT

/s/ Michael H. May	Director	January 4, 2022
MICHAEL H. MAY

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